EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES THE RETIREMENT OF KAREN A. HAMILTON
 AS CHIEF CREDIT OFFICER AND THE HIRING OF JAMES P. GAY AS THE NEW
 CHIEF CREDIT OFFICER

Riverhead, New York, January 17, 2013 – Suffolk Bancorp (the “Company”) (NASDAQ - SUBK) today announced that, effective March 4, 2013, Karen A. Hamilton will be retiring as Executive Vice President and Chief Credit Officer of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank (together with Suffolk Bancorp, the “Company”).  Ms. Hamilton has indicated she will be transitioning to a financial advisory role, utilizing her areas of expertise in this capacity.  Ms. Hamilton served as Chief Lending Officer of the Company from May 2011 to March 2012 and then as Chief Credit Officer of the Company from March 2012 through the present.

The Company also announced that it has hired James P. Gay as Executive Vice President and Chief Credit Officer to replace Ms. Hamilton, subject to normal approval by the Office of the Comptroller of the Currency.

Howard C. Bluver, President and Chief Executive Officer of the Company, remarked, “I am very grateful to Karen for her extraordinary performance during a challenging period for the Company.  The fact that we were able to aggressively put the legacy credit issues behind us in 2012 is due in no small part to Karen’s efforts.  I also thank Karen for agreeing to stay on through a transition period to our new Chief Credit Officer so we don’t miss a beat.”

Mr. Bluver continued, saying, “I am very pleased that Jim Gay has agreed to join us as our Chief Credit Officer.  I have known Jim for a long time and we could not have found a more seasoned and experienced credit professional to guide us into the future.  As President and Chief Credit Officer of National Bank of New York City, as well as through senior positions at Gold Coast, Signature Bank and Citibank, Jim has the expertise and knowledge of our local markets that will help us grow and diversify our loan portfolio.”

PRESS RELEASE January 17, 2013 Page 2 of 2

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary.  Organized in 1890, the Bank has 30 offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.